Exhibit 23.1



   INDEPENDENT AUDITORS' CONSENT


   We consent to the incorporation by reference in this Registration Statement of Public Service Electric and Gas Company, PSE&G Capital Trust I, PSE&G Capital Trust II and PSE&G Capital Trust III on Form S-3 of our report dated February 14, 1996, appearing in the Annual Report on Form 10-K of Public Service Electric and Gas Company for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



   Deloitte & Touche LLP
   Parsippany, New Jersey
   April 23, 1996